                                                                      EXHIBIT 12



                              UNITED RENTALS, INC.

    STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                                                      Nine Months Ended
                                                          Year Ended December 31,                       September 30,
                                                ------------------------------------------------   --------------------
                                                1993      1994      1995       1996       1997             1998
                                                ----      ----      ----       ----       ----             ----
                                                                        (dollars in thousands)
Earnings:
 Income before
  provision for income
  taxes and extraordinary
  items...........................            $15,190   $26,025   $33,781    $38,146    $34,917           $41,753
 Interest expense.................              3,906     6,245     7,490     11,278     11,847            42,149
 Amortization of debt
  issuance cost...................                                     27         78        124               684
 Interest portion of
  rent expense(1)................               1,164     1,239     1,358      1,514      2,305             6,540
                                              -------   -------   -------     ------     ------           -------

    Earnings as
    asjusted......................            $20,260   $33,509   $42,656    $51,016    $49,193           $91,126
                                              =======   =======   =======    =======    =======           =======

Fixed charges:
  Interest expense................            $ 3,906   $ 6,245   $ 7,490    $11,278    $11,847           $42,149
  Amortization of debt
    issuance cost.................                                     27         78        124               684
  Interest portion of
    rent expense (1)..............              1,164     1,239     1,358      1,514      2,305             6,540
                                              -------   -------   -------    -------    -------           -------
     Fixed charges................            $ 5,070   $ 7,484   $ 8,875    $12,870    $14,276           $49,373
                                              =======   =======   =======    =======    =======           =======

Ratio of earnings to
  fixed charges...................               4.0x      4.5x      4.8x       4.0x       3.4x              1.8x
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(1)  The interest portion of rent expense is estimated to be one-third of rent expense.